                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          COAST DENTAL SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  COAST DENTAL

                           COAST DENTAL SERVICES, INC.
                          2502 NORTH ROCKY POINT DRIVE
                                   SUITE 1000
                              TAMPA, FLORIDA 33607

                                                                 April 14, 2000

Dear Stockholder:

         You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Meeting") of Coast Dental Services, Inc. (the "Company"). The Meeting will be held May 12, 2000 at 10:00 a.m., Eastern Daylight Savings Time, at the Hyatt Regency Westshore, located at 6200 Courtney Campbell Causeway, Tampa, Florida 33607.

         The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes the election of three Directors and a proposal to ratify the appointment of the Company's independent certified public accountants. We will report on the progress of the Company and comment on matters of current interest.

         It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

         If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

         Your Board of Directors and management look forward to greeting you personally at the Meeting.

                            Sincerely,


                            /s/ Dr. Terek Diasti
                            --------------------------------------------------
                            DR. TEREK DIASTI
                            CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

                                  COAST DENTAL

                           COAST DENTAL SERVICES, INC.
                          2502 NORTH ROCKY POINT DRIVE
                                   SUITE 1000
                              TAMPA, FLORIDA 33607

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              FRIDAY, MAY 12, 2000

     Notice is hereby given that the Annual Meeting of stockholders of Coast Dental Services, Inc. (the "Company"), a Delaware corporation, will be held at the Hyatt Regency Westshore, located at 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on May 12, 2000, at 10:00 a.m., Eastern Daylight Savings Time (the "Meeting") for the following purposes:

         1. To re-elect three Directors to serve until the Annual Meeting in 2003 and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

         2. To ratify the appointment of Deloitte & Touche, LLP as the Company's independent auditors for fiscal year 2000; and

         3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 1999 Annual Report of the Company is also enclosed. Stockholders of record at the close of business on Monday, April 3, 2000 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

         All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting, if you so desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

         Please note that attendance at the Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Meeting your bank or brokerage statement evidencing your beneficial ownership of the Company stock.

                                         By Order of the Board of Directors,

                                         /s/ William H. Geary, III
                                         -------------------------------------
                                         WILLIAM H. GEARY, III
                                         Secretary

Tampa, Florida
April 14, 2000

                           COAST DENTAL SERVICES, INC.

                          2502 NORTH ROCKY POINT DRIVE
                                   SUITE 1000
                              TAMPA, FLORIDA 33607

                                 PROXY STATEMENT

         This Proxy Statement is furnished by the Board of Directors and management of Coast Dental Services, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Company's 2000 Annual Meeting of Stockholders (the "Meeting"), which will be held at 10:00 a.m., Eastern Daylight Savings Time on Friday, May 12, 2000 at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607.

         Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

         The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy has been first mailed to stockholders is April 14, 2000.

         The close of business on Monday, April 3, 2000, has been designated as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting (the "Stockholders"). As of March 31, 2000, 6,403,683 shares of the Company's Common Stock, par value $.001 per share, were issued and outstanding. Each Stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on Monday, April 3, 2000, on all matters that come before the Meeting.

1.  RE-ELECTION OF DIRECTORS

         There are currently five seats on the Board of Directors of the Company, with one vacancy. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of stockholders in the year in which their term expires and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The term of office of three of the Company's current four Directors, Terek Diasti, John H. Kang and Donald R. Millard, will expire at the Meeting. The Board of Directors recommends that these Directors be re-elected at the Meeting to hold office until the Company's annual meeting in 2003 and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RE-ELECTION OF TEREK DIASTI AS DIRECTOR, TO SERVE THE TERM DESCRIBED ABOVE. For further information on Dr. Diasti see "Management - Directors and Executive Officers" and "Security Ownership of Management and Others". Stockholders may vote for Dr. Diasti and the affirmative vote of holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Meeting is required to re-elect Dr. Diasti. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. Stockholders may not vote cumulatively in the election of Directors. In the event Dr. Diasti should be unable to serve, which is not anticipated, the proxy committee, which consists of Dr. Terek Diasti, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RE-ELECTION OF JOHN H. KANG AS DIRECTOR, TO SERVE THE TERM DESCRIBED ABOVE. For further information on Mr. Kang see "Management - Directors and Executive Officers" and "Security Ownership of Management and Others". Stockholders may vote for Mr. Kang and the affirmative vote of holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Meeting is required to re-elect Mr. Kang. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. Stockholders may not vote cumulatively in the election of Directors. In the event Mr. Kang should be unable to serve, which is not anticipated, the proxy committee, which consists of Dr. Terek Diasti, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RE-ELECTION OF DONALD R. MILLARD AS DIRECTOR, TO SERVE THE TERM DESCRIBED ABOVE. For further information on Mr. Millard see "Management - Directors and Executive Officers" and "Security Ownership of Management and Others". Stockholders may vote for Mr. Millard and the affirmative vote of holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Meeting is required to re-elect Mr. Millard. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. Stockholders may not vote cumulatively in the election of Directors. In the event Mr. Millard should be unable to serve, which is not anticipated, the proxy committee, which consists of Dr. Terek Diasti, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

                  MANAGEMENT - DIRECTORS AND EXECUTIVE OFFICERS

INFORMATION REGARDING OUTSIDE DIRECTORS:

         JOHN H. KANG, age 37 has been a Director and a member of the Audit and Compensation Committee since the Company's initial public offering on February 11, 1997. Mr. Kang's term as Director expires this year and Mr. Kang is a nominee listed for re-election at the 2000 Annual Meeting of Stockholders. Mr. Kang has been President and a Director of Medical Manager Corporation, a publicly owned company, since July 1996. He is the founder of NMS and has served as its President since its inception in 1994. In 1987, Mr. Kang founded J. Holdsworth Capital Ltd., a private investment firm, and is currently President. He has been a Director of Amorphous Technologies International, a company engaged in the research and development and manufacture of metal alloy, since May 1995. Mr. Kang also has been a Director of Nutcracker Snacks, Inc., a manufacturer of snack foods, since December 1988. From June 1988 to September 1996, Mr. Kang was the Chairman and a director of Clayton Group, Inc., a distributor of waterworks materials. Mr. Kang received his B.A. in Economics from Harvard College in 1985.

         DONALD R. MILLARD, age 52, has been a Director and a member of the Audit and Compensation Committee of the Company since the Company's initial public offering on February 11, 1997. Mr. Millard's term as Director expires this year and Mr. Millard is a nominee listed for re-election at the 2000 Annual Meeting of Stockholders. Mr. Millard is currently the Chief Executive Officer and President of Matria Healthcare, Inc., a publicly owned company, that is the leading provider of comprehensive obstetrical home care and maternity management services. Mr. Millard has also served as Senior Vice President of Finance and Chief Financial Officer as well as Treasurer of Matria Healthcare, Inc. Previously, Mr. Millard served as Vice President - Finance and Chief Financial Officer of Healthdyne, Inc., from 1987 and, in addition, was elected Treasurer in March 1990 and served in such capacities until Healthdyne, Inc. consummated a merger in 1996 with Tokos Medical Corporation to form Matria Healthcare, Inc. Mr. Millard, a Certified Public Accountant, received a Bachelor of Business Administration in Accounting from the University of Georgia in 1969.

INFORMATION REGARDING INSIDE DIRECTORS AND EXECUTIVE OFFICERS:

         DR. TEREK DIASTI, DVM, CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD OF DIRECTORS, age 41. Dr. Diasti is a founder of the Company and has served as Chairman of the Board of the Company since 1992. Dr. Diasti's term as Director expires this year and Dr. Diasti is a nominee listed for re-election at the 2000 Annual Meeting of Stockholders. From 1989 to 1993, Dr. Diasti operated and managed Lakeside Animal Hospital, Avalon Animal Hospital, Country Oaks Animal Hospital and Northdale Animal Hospital, all of which are veterinary hospitals in Tampa, Florida. While at the veterinary hospitals, Dr. Diasti was engaged in the development, internal managerial and operational programs. Dr. Diasti received his Doctorate of Veterinary Medicine from Purdue University.

         DR. ADAM DIASTI, DDS, PRESIDENT, DENTAL DIRECTOR AND DIRECTOR, age 39. Dr. Diasti is a founder of the Company and has served as the President of the Company since its inception. Dr. Diasti's term as Director expires during the year 2001. Dr. Diasti is also the founder, President, director and sole stockholder of Coast Florida, P.A., Coast Dental Services, P.A., Coast Dental of Georgia, P.C. and Coast Dental Services of Tennessee, P.C. (collectively, the "Coast P.A.") From May 1991 to May 1992, he managed and operated the Sarasota Walk-In Dental Clinic, a group practice of three dentists and denture laboratory in Sarasota, Florida. Prior to May 1991, Dr. Diasti worked as a dentist in a large group practice of 18 offices known as Quality Dental in Newman Grove, Nebraska. He served as the Dental Operations Manager of Quality Dental. Dr. Diasti has a Doctorate of Dental Surgery from Creighton University in 1990 and is a member of the American Dental Association.

         WILLIAM H. GEARY, III, CHIEF FINANCIAL OFFICER, age 37. Mr. Geary joined the Company in October 1997 and served as its Controller until his appointment as Chief Financial Officer in October 1999. From October 1991 to October 1997, Mr. Geary served as Divisional Vice President and Controller for Beall's, Inc., an operator of approximately 200 department and outlet stores in three states. From 1984 to 1991, Mr. Geary served in the audit department of Deloitte & Touche, LLP. Mr. Geary has a Bachelor of Science in Accounting from the University of South Florida and is a Certified Public Accountant.

         RONN S. KELLY, CHIEF OPERATING OFFICER, age 41. Mr. Kelly joined the Company in March 1999. From 1997 to 1999, Mr. Kelly served as Senior Vice President of Operations for Professional Dental Associates, Inc., ("PDA"), a dental practice management company which managed approximately 160 dentists. From 1995 through 1997, Mr. Kelly served as Regional Vice President of Operations for MedPartners, Inc., a physician practice management company which managed over 12,000 multi-specialty physicians throughout the United States. Mr. Kelly received a Bachelor of Science in Business Management in 1981 from Southern College.

         CHRIS SALEMI, VICE PRESIDENT OF REAL ESTATE, age 39. Mr. Salemi joined the Company in September 1997 and served as its Director of Real Estate Administration until his appointment as Vice President of Real Estate in 1999. Prior to joining the Company, Mr. Salemi served as Director of Real Estate Administration and Property Management for Eckerd Corporation, an operator of approximately 2,800 drug stores in 26 states. Mr. Salemi has a Bachelor of Arts in Accounting from the University of South Florida and is a Certified Public Accountant.

KEY RELATIONSHIPS

         A family relationship exists between Terek and Adam Diasti, who are brothers, as well as executive officers and Directors of the Company. Terek Diasti is a nominee listed for re-election as a Director at the 2000 Annual Meeting of Stockholders.

BOARD OF DIRECTORS

         The Board of Directors of the Company held two formal meetings, with 100% Director attendance, during 1999. The entire Board of Directors functions as a Nominating Committee for recommending to stockholders candidates for positions on the Board of Directors and the Board will consider written recommendations from stockholders for nominations to the Board of Directors in accordance with the procedures set forth in the By-Laws of the Company.

AUDIT COMMITTEE

         The Audit Committee, consisting of Messrs. John H. Kang and Donald R. Millard with one vacancy, is authorized to recommend to the Board independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board on auditing matters; examine and make recommendations to the Board concerning the scope of audits; and review and approve the terms of transactions between the Company and related party entities. During 1999, the Audit Committee met two times with 100% member attendance. The Company retained Deloitte & Touche, LLP to conduct the audit for the year ended December 31, 1999.

COMPENSATION COMMITTEE

         The Compensation Committee, consisting of Messrs. Terek Diasti, John H. Kang and Donald R. Millard, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, and the Committee is authorized to exercise all of the powers of the Board in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. The Compensation/Benefits Committee met once during 1999 with 100% member attendance.

See "Certain Transactions" for additional information on certain members of management.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and stockholders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company's knowledge, based solely upon a review of forms, reports and certificates furnished to the Company by such persons, all such reports were filed on a timely basis except Ronn Kelly who inadvertently filed his Form 3 one year late and Chris Salemi who inadvertently filed his Form 3 four months late.

                   SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth, as of March 31, 2000, information as to the beneficial ownership of the Company's Common Stock by (i) each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock, (ii) each person serving the Company as Director on such date and each nominee for Director, (iii) each person serving the Company as executive officer on such date who qualifies as a "named executive officer" as defined in
Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934 and
(iv) all of the Directors and executive officers of the Company as a group.

                                                                              AMOUNT AND NATURE OF SHARES       PERCENT OF
           STOCKHOLDERS(1)                                                        BENEFICIALLY OWNED             CLASS(2)
           ---------------                                                    ---------------------------        --------
           Diasti Nevada Family Limited Partnership(3)...............                      2,555,000               39.9%
           Terek Diasti(3)...........................................                      2,555,000               39.9
           Adam Diasti(3)............................................                      2,555,000               39.9
           Tim Diasti(3).............................................                      2,555,000               39.9
           William H. Geary, III(4)..................................                         10,370                *
           John H. Kang(5)...........................................                         85,833                1.3
           Ronn S. Kelly(6)..........................................                         16,666                *
           Donald R. Millard(5)......................................                          3,333                *
           Chris D. Salemi(7)........................................                          9,314                *
           All directors and executive officers as a group
              (7 persons)............................................                      2,680,516               42.0%

*    Less than one percent
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 2502 North Rocky Point Drive, Suite 1000, Tampa, Florida 33607.
(2) Based on 6,403,683 shares of Common Stock outstanding. Pursuant to the rules of the Securities Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(3) Shares are owned by the Diasti Nevada Family Limited Partnership, 639 Isbell Road, Suite 390, Reno Nevada 89509, in which Dr. Terek Diasti, Dr. Adam Diasti and Tim Diasti exercise equal investment and voting powers as equal stockholders of the corporate general partner. Excludes 174,766 shares issuable upon the exercise of stock options held by the Coast P.A. for the benefit of the Coast P.A. professionals. Adam Diasti is the sole owner of the Coast P.A.
(4) Includes 8,870 shares issuable upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable.
(5) Includes 3,333 shares each issuable upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable.
(6) Includes 16,666 shares issuable upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable.
(7) Includes 9,314 shares issuable upon the exercise of stock options granted pursuant to the Company's 1995 Stock Option Plan, which have vested and are fully exercisable.

                             EXECUTIVE COMPENSATION

COMPENSATION TO OUTSIDE DIRECTORS

         The Company pays each director who is not an employee of the Company ("Outside Director") $1,000 for each Board of Directors meeting attended, plus reimbursement for all reasonable expenses incurred by such director in connection with such attendance at any meeting of the Board of Directors.

         During 1997, the Company also granted options to purchase 4,000 shares of Common Stock to each of the Outside Directors, of which 3,333 are vested, 667 vest on July 1, 2000 and are exercisable at the fair market value on the date of grant at $8.00 for the February 11, 1997 grant and at $15.25 for the July 1, 1997 grant.

EXECUTIVE COMPENSATION TABLES

         The following tables provide information about executive compensation.

                           COMPENSATION SUMMARY TABLE

         The following table sets forth the annual and long-term compensation for services to the Company for the years ended December 31, 1997, 1998 and 1999 of those persons who were, at December 31, 1999, (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated officers of the Company whose compensation exceeded $100,000 for fiscal year ended 1999 (the "Named Executive Officers").

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                       ANNUAL COMPENSATION           AWARDS
                                                                 ------------------------------ ------------------
                                                                                                   SECURITIES
                                                                                 OTHER ANNUAL      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR         SALARY        COMPENSATION     STOCK OPTIONS      COMPENSATION
---------------------------                           ----         ------        ------------     -------------      ------------

Terek Diasti, Chief Executive Officer                 1997           $100,000            --               --                --
                                                      1998           $200,000            --               --                --
                                                      1999           $215,000            --               --                --

Adam Diasti, President(1)                             1997             $8,500            --               --                --
                                                      1998            $35,000            --               --                --
                                                      1999           $165,000            --               --                --

William H. Geary, III, Chief Financial Officer(2)     1997            $14,000            --            6,000                --
                                                      1998            $85,000            --           11,610                --
                                                      1999           $104,000            --           30,000                --

Ronn S. Kelly, Chief Operating Officer(3)             1999           $119,000      $ 25,000           55,000                --

Chris D. Salemi, Vice President of Real Estate(2)     1997            $26,000            --            6,667                --
                                                      1998            $89,000            --           11,610                --
                                                      1999           $110,000            --           30,000                --

Joseph R. Smith, Former Chief Financial               1997           $165,000            --           13,279                --
Officer(4)                                            1998           $180,000            --           18,230                --
                                                      1999           $138,500            --               --          $ 41,500

(1) Dr. Adam Diasti, because of his obligations to the Coast P.A., agreed to devote such time and attention as was reasonably necessary to fulfill his contractual obligations to the Company. During 1997 and 1998, Dr. Diasti devoted the majority of his time and attention to the Coast P.A. and as such, the Company incurred only a percentage of his contractual compensation. However, in 1999, Dr. Diasti devoted the majority of his time and attention to the Company, and therefore both parties agreed, Dr. Diasti's contractual compensation would be incurred solely by the Company.
(2) The salary paid to Mr. Geary and Mr. Salemi in 1997 represents compensation to Mr. Geary and Mr. Salemi, respectively for the portion of the year they were employed by the Company.
(3) Mr. Ronn Kelly joined the Company on March 22, 1999. Pursuant to the terms of his Employment Agreement, Mr. Kelly received $25,000 from the Company to assist with his relocation. The Company reimbursed Mr. Kelly for those relocation expenses upon presentation of an itemized account of such expenditures.
(4) Mr. Joseph Smith resigned as Chief Financial Officer of the Company effective October 1, 1999. The salary paid to Mr. Smith in 1999 represents compensation to Mr. Smith for the portion of the year he was employed by the Company. Pursuant to the terms of his Severance Agreement, Mr. Smith received a total of $41,500 through December 31, 1999 and will continue to receive severance in the aggregate of $48,500 from January 1, 2000 through June 30, 2000 for a total severance amount of $90,000.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR 1999

         The following table shows all grants of stock options to the Company's Named Executive Officers during 1999. The options were granted under the Company's Employee Stock Option Plan. In addition, no grants of stock appreciation rights (SARS) were made by the Company in fiscal year 1999. Each option granted may be exercised with respect to one-third of the aggregate number of shares subject to the grant each year, commencing one year after the date of grant. Pursuant to the Securities Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, the potential realizable value of the options granted will be zero.

                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                                      ASSUMED ANNUAL RATES
                                                                                                  OF STOCK PRICE APPRECIATION
                                                     INDIVIDUAL GRANTS                                  FOR OPTION TERM
                                 -----------------------------------------------------------    ---------------------------------
                                                    PERCENT OF
                                    NUMBER OF      TOTAL OPTIONS   EXERCISE
                                   SECURITIES       GRANTED TO     OR BASE
                                   UNDERLYING      EMPLOYEES IN      PRICE      EXPIRATION
NAME                             OPTIONS GRANTED    FISCAL YEAR      ($/SH)        DATE          0%          5%           10%
----                             ----------------   -----------      ------        ----          --          --           ---
William H. Geary, III                  25,000         14.0%          4.719       07/01/09         0      $ 192,169     $ 305,997
                                        5,000          2.0           4.500       09/01/09         0          8,152        12,980

Ronn S. Kelly                          50,000         27.0           6.031       03/18/09         0        491,193       782,143
                                        5,000          2.0           4.500       09/01/09         0          8,152        12,980

Chris D. Salemi                        25,000         14.0           4.719       07/01/09         0        192,169       305,997
                                        5,000          2.0           4.500       09/01/09         0          8,152        12,980


              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

       The following table provides information as to options exercised by each of the named executive officers of the Company during 1999. The table sets forth the value of options held by such officers at year end measured in terms of the closing price of the Company's Common Stock on December 31, 1999.

                                                                NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                                             OPTIONS AT FISCAL YEAR END              FISCAL YEAR END
                                                           -------------------------------    -------------------------------
                            SHARES ACQUIRED      VALUE
NAME                          ON EXERCISE       REALIZED   EXERCISABLE   UNEXERCISABLE        EXERCISABLE    UNEXERCISABLE
----                          -----------       --------   -----------   -------------        -----------    -------------
William H. Geary, III              0               $0         7,870          39,740               $0                $0

Ronn S. Kelly                      0               $0             0          55,000               $0                $0

Chris Salemi                       0               $0         8,314          39,963               $0                $0

EMPLOYMENT AGREEMENTS

         The Company and Dr. Terek Diasti are parties to an Employment Agreement (the "Terek Diasti Employment Agreement"), pursuant to which Dr. Terek Diasti has agreed to serve as the Chief Executive Officer of the Company. The term of the Terek Diasti Employment Agreement is for five years ending September 31, 2001 and is renewable for subsequent one year terms by mutual agreement of the parties. Dr. Terek Diasti received an annual base salary of $110,000 during the first year of the Terek Diasti Employment Agreement and will receive not less than $135,000 for subsequent years under the Terek Diasti Employment Agreement. Dr. Terek Diasti has agreed to devote substantially all of his time and attention to the business and affairs of the Company. Dr. Terek Diasti will be eligible for an annual incentive bonus, up to 100% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors in accordance with the Company achieving certain performance measures set by the Compensation Committee. Dr. Terek Diasti is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Terek Diasti Employment Agreement provides that in the event of a termination of employment by the Company other than (i) for cause,
(ii) upon death or disability or (iii) upon voluntary termination by employee, such employee shall be entitled to receive from the Company a series of monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of the Terek Diasti Employment Agreement, but not less than 24 months, plus a payment for accrued but unpaid wages and expense reimbursements. The Terek Diasti Employment Agreement provides that in the event such employee's employment terminates other than for cause within twelve months following a change in control (as defined in the Terek Diasti Employment Agreement) of the Company, the Company shall pay such employee a series of 36 monthly payments of one-twelfth of the sum of such employee's base salary plus his previous years' bonus. The Terek Diasti Employment Agreement contains a non-competition covenant with the Company for a period of two years following termination of employment.

         The Company and Dr. Adam Diasti are parties to an Employment Agreement (the "Adam Diasti Employment Agreement"), pursuant to which he has agreed to serve as the President of the Company. The term of the Adam Diasti Employment Agreement is for five years ending September 31, 2001 and is renewable for subsequent one year terms by mutual agreement of the parties. Dr. Adam Diasti received an annual base salary of $90,000 during the first year of the Adam Diasti Employment Agreement and will receive not less than $115,000 for subsequent years under the Adam Diasti Employment Agreement. Dr. Adam Diasti has agreed to devote substantially all of his time and attention to the business and affairs of the Company. Dr. Adam Diasti will be eligible for an annual incentive bonus, up to 100% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors in accordance with the Company achieving certain performance measures set by the Compensation Committee. Dr. Adam Diasti is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Adam Diasti Employment Agreement provides that in the event of a termination of employment by the Company other than (i) for cause, (ii) upon death or disability or (iii) upon voluntary termination by employee, such employee shall be entitled to receive from the Company a series of monthly payments equal to one-twelfth of the employee's annual base salary for each month during the remaining term of the Adam Diasti Employment Agreement, but not less than 24 months, plus a payment for accrued but unpaid wages and expense reimbursements. The Adam Diasti Employment Agreement provides that in the event such employee's employment terminates other than for cause within twelve months following a change in control (as defined in the Adam Diasti Employment Agreement) of the Company, the Company shall pay such employee a series of 36 monthly payments of one-twelfth of the sum of such employee's base salary plus his previous years' bonus. The Adam Diasti Employment Agreement contains a non-competition covenant with the Company for a period of two years following termination of employment.

         The Company and William H. Geary, III are parties to an Employment Agreement (the "Geary Employment Agreement"), pursuant to which Mr. Geary has agreed to serve as Chief Financial Officer of the Company. The term of the Geary Employment Agreement is for three years ending on October 21, 2002, and is renewable for subsequent one year terms by mutual agreement of the parties. The Geary Employment Agreement provides that Mr. Geary will devote his full time to the business and affairs of the Company and will receive an annual base salary at an initial rate equal to $150,000. Mr. Geary is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Geary Employment Agreement terminates automatically upon death or disability of Mr. Geary and is terminable by the Company "for cause" as defined in the Employment Agreement. The Geary Employment Agreement contains a non-competition covenant with the Company for a period of eighteen months following termination of employment.

         The Company and Ronn S. Kelly are parties to an Employment Agreement (the "Kelly Employment Agreement"), pursuant to which Mr. Kelly has agreed to serve as Chief Operating Officer of the Company. The term of the Kelly Employment Agreement is for four years ending on March 22, 2003, and is renewable for subsequent one year terms by mutual agreement of the parties. The Kelly Employment Agreement provides that Mr. Kelly will devote his full time to the business and affairs of the Company and will receive an annual base salary at an initial rate equal to $150,000. Mr. Kelly will be eligible for an annual incentive bonus, up to 20% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors in accordance with the Company achieving certain performance measures as defined in the Kelly Employment Agreement. In addition, Mr. Kelly received, under the Kelly Employment Agreement, 50,000 shares of the Company's common stock pursuant to the Company's 1995 Stock Option Plan, with options to vest in a series of three equal installments with the third and final installment vesting on the third anniversary of the grant date. Mr. Kelly also received a one time payment of $25,000 for reimbursement of his relocation expenses. Mr. Kelly is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Kelly Employment Agreement terminates automatically upon death or disability of Mr. Kelly and is terminable by the Company "for cause" as defined in the Kelly Employment Agreement. The Kelly Employment Agreement contains a non-competition covenant with the Company for a period of eighteen months following termination of employment.

         The Company and Chris D. Salemi are parties to an Employment Agreement (the "Salemi Employment Agreement"), pursuant to which Mr. Salemi has agreed to serve as Vice President of Real Estate of the Company. The term of the Salemi Employment Agreement is for three years ending on October 21, 2002, and is renewable for subsequent one year terms by mutual agreement of the parties. The Salemi Employment Agreement provides that Mr. Salemi will devote his full time to the business and affairs of the Company and will receive an annual base salary at a rate equal to $125,000. Mr. Salemi is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company's expense. The Salemi Employment Agreement terminates automatically upon death or disability of Mr. Salemi and is terminable by the Company "for cause" as defined in the Salemi Employment Agreement. The Salemi Employment Agreement contains a non-competition covenant with the Company for a period of eighteen months following termination of employment.

         THE INFORMATION CONTAINED IN THE FOLLOWING SECTIONS ENTITLED "REPORT OF THE COMPENSATION COMMITTEE" AND "PERFORMANCE GRAPH" ARE NOT DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES EXCHANGE COMMISSION OR SUBJECT TO REGULATION A UNDER THE SECURITIES ACT OF 1933, OR TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934.

REPORT OF THE COMPENSATION COMMITTEE

         The following report was prepared as of the date of this proxy statement by Directors Dr. Terek Diasti, John H. Kang and Donald R. Millard, as members of the Company's Compensation Committee.

                  The Compensation Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company for all employees of the Company and to determine the compensation for the Chief Executive Officer and other executive officers. It also administers the Company's stock plans. Additionally, the Compensation Committee is routinely consulted to approve compensation packages for newly-hired executives. The Compensation Committee's compensation policy for executive officers is designed to promote continued performance, and attract, motivate and retain talented executives responsible for the success of the Company.

                  Annual compensation for all the executive officers of the Company will be determined by the Compensation Committee of the Company, subject to terms of any applicable employment agreement negotiated between an officer and the Company. The Compensation Committee determines the compensation levels for the executive officers based upon several considerations, including the growth and earnings of the Company, individual performance, and general economic conditions, including but not limited to increases in the cost of living. Increases in compensation in subsequent years will be discretionary and based upon the foregoing factors. The Compensation Committee is not expected to give particular weight to a specific factor or use a formula in determining compensation.

                  Long-term equity incentives for executive officers and other Company employees are effected through stock option grants under the Company's 1995 Stock Option Plan. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and employees with those of the stockholders. Stock options only have value if the stock price appreciates in value from the date the options are granted. The number of stock options granted to executive officers is within the discretion of the Compensation Committee and is based on each executive's position within the Company, past performance, anticipated future contributions, and prior option grants. During 1999, the Compensation Committee approved a grant of stock options to the Chief Financial Officer, the Chief Operating Officer and the Vice President of Real Estate. Stock options have also been provided to the President's professional associations. The Chief Executive Officer has not previously received stock options due to his substantial equity holdings in the Company. Notwithstanding the foregoing, and due to the Compensation Committee's policy of linking executive compensation to equity-based compensation in the form of stock options, the Compensation Committee expects to make stock option awards to the Chief Executive Officer in the future.

                             Respectfully submitted,
                             The Compensation Committee



                             DR. TEREK DIASTI
                             JOHN H. KANG
                             DONALD R. MILLARD

PERFORMANCE GRAPH

         Rules promulgated by the SEC require that the Company include in this Proxy Statement a line graph which compares the yearly percentage change over the past five years in cumulative total stockholder return on the Common Stock with (i) the performance of a broad equity market index, and (ii) the performance of a published industry index or peer group index. As the Company did not consummate its initial public offering until February 11, 1997, there was no active public market for the Company's Common Stock prior to that time. On February 11, 1997, the opening price per share of the Company's Common Stock was $8.00 and on such date the price closed at $10.50 per share. Accordingly, the following graph compares the percentage change in the return on the Common Stock for the period from February 11, 1997 to December 31, 1999 with the cumulative total return on the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock market (U.S. Companies) and the CRSP Index for Health Services for the same period. The graph assumes the investment of $100 on February 11, 1997 and the reinvestment of any dividends.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
              FOR THE PERIOD FEBRUARY 11, 1997 TO DECEMBER 31, 1999
          AMONG COAST DENTAL SERVICES, INC., CRSP NASDAQ U.S. INDEX AND
                           CRSP HEALTH SERVICES INDEX

Prepared by the Center for Research in Security Prices
Produced on 03/13/2000 including data to 12/31/1999


                                          02/1997     12/1997    12/1998    12/1999
                                          -------     -------    -------    -------

Coast Dental Services, Inc.                100.0       228.6       98.8       23.2
Nasdaq Stock Market (US Companies)         100.0       118.8      167.4      304.3
Nasdaq Health Services Stocks              100.0       101.6       86.1       69.8


Note: The stock price performance graph shown on the graph above is not necessarily indicative of future price performance.

                              CERTAIN TRANSACTIONS

         The information set forth herein briefly describes certain relationships and related transactions since the beginning of the Company's last fiscal year between the Company and its Directors, officers and stockholders owning 5% or more of the Company's Common Stock. These relationships and transactions have been and will continue to be approved by a majority of the Company's independent Directors of the Audit Committee and will be on terms no less favorable to the Company than those that could be obtained from unaffiliated parties.

AGREEMENT WITH COAST P.A.

         The Company has agreements to provide dental management, services and support to each Coast P.A. ("Services and Support Agreements"). Dr. Adam Diasti, a Director and the President of the Company, is the sole owner of the Coast P.A. Payments made by the Coast P.A. to the Company for management services were approximately $44.6 million for the year ended December 31, 1999. The service and support fees paid to the Company by the Coast P.A. have historically ranged from 65% to 76% of the gross revenue, net of refunds and discounts, of the dental offices managed by the Company pursuant to the Services and Support Agreements (the "Dental Centers"). The services and support fees between the parties may be revised from time to time based upon negotiations between the Audit Committee and the Coast P.A. The Company pays, out of the services and support fee, all of the operating and non-operating expenses incurred by the Coast P.A. at the Dental Centers, except for the salaries and benefits of the Coast P.A. dentists and dental hygienists. For the period June 1, 1997 through January 31, 1999, the Company paid the Coast P.A. the sum of $50,000 in connection with each internally developed Dental Center it committed to open, in consideration for the Coast P.A.'s agreement to expand the Services and Support Agreements to include the new internally developed Dental Centers. Effective February 1, 1999, the Services and Support Agreements were modified to discontinue the payment of this fee, and the services and support fees were adjusted to 73% of the Dental Centers' gross revenue. Due to this amendment to the Services and Support Agreements, no $50,000 fees were paid to the Coast P.A. in 1999 for internally developed Dental Centers. The Audit Committee approved a further adjustment to the services and support fees beginning in January 2000, to 67% in connection with the Coast P.A.'s anticipated roll out of a new compensation plan for Coast P.A. dentists, which will be staged throughout the year. As a result of the adjustment, the service and support fees are expected to average between 66% and 72% over the next several years.

ACQUISITIONS WITH COAST P.A.

         The Company and the Coast P.A. periodically have jointly entered into asset purchase agreements with existing dental practices. In all cases, the Coast P.A. acquires the patient lists and any other professional assets and the Company acquires certain tangible assets, principally the dental equipment, and assumes certain liabilities such as the lease agreement for the facility. During 1999, the Company and the Coast P.A. added 11 acquired Dental Centers located in Virginia. The Company's portion of the purchase price for these 11 acquired Dental Centers was $2.1 million, consisting primarily of $1.2 million in cash and $0.9 million in promissory notes and certain assumed liabilities.

AGREEMENT WITH DR. ADAM DIASTI

         The Company has an agreement with Dr. Adam Diasti, pursuant to which Dr. Diasti has agreed to sell all of his shares of Coast P.A. stock to a licensed dentist designated by the Company if certain events occur. Dr. Diasti is a Director and President of the Company. The purchase price under the agreement, if the certain event should occur, will be the fair market value of Dr. Diasti's shares of the Coast P.A.'s stock.

LOANS TO COAST P.A.

         The Coast P.A. is indebted to the Company in the aggregate amount as of December 31, 1999 of approximately $10.4 million which represents services and support fees payable to the Company in accordance with the Services and Support Agreements.

ACQUISITION OF MID-COAST DENTAL SERVICES

         On March 6, 1998, the Company announced that it had reached an agreement with Mid-Coast Dental Services, Inc., a Virginia corporation ("MCDS"), to provide financing for the development of Dental Centers in Virginia. The Company utilized a small portion of its cash reserves to build, equip and lease fully equipped Dental Centers to MCDS. The Company's loans to MCDS were on a senior secured basis with interest and rentals providing income to the Company. In exchange for providing financing for the building and acquisition of Dental Centers, the Company received an option to acquire MCDS beginning on December 31, 1999. The purchase price under the option agreement was based on an agreed upon formula which was expected to approximate the fair value of MCDS. Adam Diasti, President of the Company, was a major stockholder of Adam Diasti, D.D.S., Kurt M. Obeck, D.D.S. & Andrew S. Norman, D.D.S., P.C. n/k/a Adam Diasti, D.D.S. & Associates, P.C., the professional corporation that employs MCDS's doctors and hygienists. Effective April 1, 1999, the Company acquired nine Dental Centers from MCDS. The purchase price for the nine acquired Dental Centers in Virginia was $1.4 million, consisting of $0.8 million in cash and $0.6 million in promissory notes and certain assumed liabilities.

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       Deloitte & Touche, LLP was appointed as the Company's independent auditors for the year 1999. The Board of Directors of the Company, upon the recommendation of the Audit Committee, recommended that Deloitte & Touche, LLP be retained as the Company's auditors for the year 2000. A representative of Deloitte & Touche, LLP is expected to be present at the Meeting and will be available to respond to questions and may make a statement if the representative so desires.

3.  OTHER BUSINESS

       The Board of Directors knows of no other matters which are likely to be brought before the Meeting. If any matter not described herein should be presented for Stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

                            STOCKHOLDER PROPOSALS FOR
                     PRESENTATION AT THE 2001 ANNUAL MEETING

         Any stockholder intending to present a proposal at the 2001 Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Company's proxy materials for such meeting must, in addition to meeting other applicable requirements under the rules and regulations of the Securities and Exchange Commission, submit such proposal to William H. Geary, III, Secretary, in writing no later than December 14, 2000.

       The Company's By-Laws require certain advance notice to the Company of a stockholder sponsored proposal submitted outside the processes of Rule 14a-8, including nominations by stockholders of persons to stand for election as directors at stockholders' meetings. To be timely, such notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of stockholders; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. A proposal submitted outside the processes of Rule 14a-8 is any stockholder proposal submitted for presentation at the 2001 Annual Meeting but not submitted for inclusion in the Company's proxy statement. Under Rule 14a-4(c)(1), if a proponent fails to notify the Company by the advance notice date, then the management proxies will be permitted to use their discretionary voting authority if such proposal is raised at the 2001 Annual Meeting, without any discussion of the matter in the proxy statement.

       A stockholder's notice with respect to a director nomination must set forth (i) certain information about the nominee, (ii) consent of the nominee to serve as a director if elected, (iii) the name and record address of the nominating stockholder, (iv) the class or series and number of shares of the Company which are beneficially owned by such stockholder, (v) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person pursuant to which the nominations are to be made,
(vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named, and (vii) certain other information.

       The complete By-Law provisions governing these requirements are available to any stockholder without charge upon request from the Secretary of the Company.

                                           By Order of the Board of Directors,

                                           /s/ William H. Geary, III
                                           -----------------------------------
                                           WILLIAM H. GEARY, III
                                           Secretary

Dated:  April 14, 2000

                                   APPENDIX A

                           COAST DENTAL SERVICES, INC.
                             2502 ROCKY POINT DRIVE
                                   SUITE 1000
                              TAMPA, FLORIDA 33607

                PROXY FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 2000

         The undersigned, having received notice of the Annual Meeting of Coast Dental Services, Inc. to be held at 10:00 a.m. (Eastern Daylight Savings Time), on Friday, May 12, 2000 (the "Meeting"), hereby designates and appoints Terek Diasti, DVM and William H. Geary, III, and either of them with authority to act without the other, as proxies for the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Meeting and at any adjournment thereof, such proxies being directed to vote as specified on the reverse side.

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF COAST DENTAL SERVICES, INC. AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF, PROVIDED THAT THIS PROXY WILL NOT BE VOTED TO ELECT MORE THAN THREE DIRECTORS.

                         (Continued on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING MATTERS. PLEASE MARK AN "X" IN ONE SPACE. TO BE EFFECTIVE, THIS PROXY MUST BE DEPOSITED AT THE COMPANY'S REGISTRARS NOT LATER THAN 48 HOURS BEFORE THE TIME APPOINTED FOR THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

1. Proposal to elect the following three (3) nominees as Directors: Terek Diasti, John H. Kang and Donald R. Millard.

     FOR                                      WITHHELD
     [ ]                                        [ ]

     FOR, EXCEPT VOTE WITHHELD
     FOR THE FOLLOWING NOMINEE(S):

     -----------------------------------
2. Proposal to ratify Deloitte & Touche, LLP as the Company's independent auditors until the conclusion of the 2001 Annual Meeting of Stockholders

     FOR      AGAINST        ABSTAIN
     [ ]        [ ]             [ ]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                               Dated __________________________________________

                               Signature ______________________________________

                               Signature if held jointly ______________________

                               IMPORTANT: Please sign exactly as your name appears on this proxy and mail promptly in the enclosed envelope. If you sign as agent or in any other capacity, please state the capacity in which you sign.